UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

NU HOLDINGS LTD.

(Name of Issuer)

CLASS A ORDINARY SHARES, PAR VALUE $0.000006666666667 PER SHARE

(Title of Class of Securities)

G6683N103

(CUSIP Number)

DECEMBER 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G6683N103	13G	Page 2 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galileo (PTC) Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,782,271
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 94,782,271
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,782,271
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 3 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Cardew Services Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,782,271
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 94,782,271
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,782,271
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 4 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global Advisors Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,782,271
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 94,782,271
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,782,271
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 5 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers V Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 87,231,302
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 87,231,302
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,231,302
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 6 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers VI Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,550,969
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,550,969
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,550,969
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 7 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 75,155,913
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 75,155,913
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,155,913
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. G6683N103	13G	Page 8 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global V Co-Invest, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,101,497
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,101,497
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,101,497
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. G6683N103	13G	Page 9 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Investments XVIII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,973,892
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,973,892
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,973,892
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. G6683N103	13G	Page 10 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,550,969
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,550,969
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,550,969
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. G6683N103	13G	Page 11 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST-NB Investments Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 67,430,398
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 67,430,398
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,430,398
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 12 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Co-Invest-NB Investment Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,679,891
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,679,891
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,679,891
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 13 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST-NB Investments VI Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,550,969
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,550,969
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,550,969
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G6683N103	13G	Page 14 of 18 Pages

Item 1(a).	Name of Issuer:

Nu Holdings Ltd.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Campbells Corporate Services Limited, Floor 4

Willow House, Cricket Square, KY1-9010

Grand Cayman, Cayman Islands

Item 2.	Name of Person Filing:

(a) – (c)	Name of Persons Filing; Address; Citizenship

This statement on Schedule 13(G) is being filed jointly by the following persons, collectively, the “Reporting Persons”:

i.	Galileo (PTC) Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

ii.	Cardew Services Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

iii.	DST Global Advisors Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

iv.	DST Managers V Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

v.	DST Managers VI Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

vi.	DST Global V, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

vii.	DST Global VI, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

CUSIP No. G6683N103	13G	Page 15 of 18 Pages

viii.	DST Global V Co-Invest, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

ix.	DST Investments XVIII, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

x.	DST-NB Investments VI Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

xi.	DST Co-Invest-NB Investment Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

xii.	DST-NB Investments Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

Item 2(d).	Title of Class of Securities:

Class A ordinary shares, par value US$0.000006666666667 per share (“Class A ordinary shares”)

Item 2(e).	CUSIP Number:

G6683N103

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages reported are based on 3,602,854,813 Class A ordinary shares outstanding as of December 31, 2022, as reported by the Issuer in its Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

DST-NB Investments VI Limited is wholly owned by DST Global VI, L.P. DST-NB Investments Limited is wholly owned by DST Global V, L.P. DST Co-Invest-NB Investment Limited is wholly owned by DST Global V Co-Invest, L.P.

CUSIP No. G6683N103	13G	Page 16 of 18 Pages

DST Managers V Limited is the general partner of each of DST Global V, L.P., DST Global V Co-Invest, L.P. and DST Investments XVIII, L.P., and, as such, may be deemed to beneficially own the shares held directly by each of DST Global V, L.P., DST Global V Co-Invest, L.P., DST Co-Invest-NB Investment Limited, DST-NB Investments Limited and DST Investments XVIII, L.P.

DST Managers VI Limited is the general partner of DST Global VI, L.P., and, as such, may be deemed to beneficially own the shares held directly by DST-NB Investments VI Limited.

DST Global Advisors Limited wholly owns DST Managers V Limited and DST Managers VI Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Managers V Limited and DST Managers VI Limited.

Cardew Services Limited wholly owns DST Global Advisors Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Global Advisors Limited.

Galileo (PTC) Limited wholly owns Cardew Services Limited and, as such, may be deemed to beneficially own the shares beneficially owned by Cardew Services Limited.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. G6683N103	13G	Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

GALILEO (PTC) LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

CARDEW SERVICES LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL ADVISORS LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS V LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS VI LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL V, L.P.
By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

CUSIP No. G6683N103	13G	Page 18 of 18 Pages

DST GLOBAL V CO-INVEST, L.P. By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL VI, L.P. By: DST Managers VI Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST INVESTMENTS XVIII, L.P. By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST-NB INVESTMENTS VI LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST CO-INVEST-NB INVESTMENT LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST-NB INVESTMENTS VI LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President